SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                   Commission File Number
                                                       0-13624

                         I.R.E. PENSION INVESTORS, LTD.
                     (Exact Name of Registrant as Specified
                   in its Certificate of Limited Partnership)

1750 East Sunrise Boulevard - Third Floor
Fort Lauderdale, Florida 33304
(954) 760-5200
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Address and telephone of Principal Executive Office


Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:

                            Limited Partnership Units
                    $250 Per Unit - Minimum Purchase 20 Units
           8 Units for an Individual Retirement Accounts, Keogh Plans
                           and Corporate Pension Plans

Title of all other classes of securities  for which a duty to file reports under
Section 13(a) or 15(d) remains: None

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [x]    Rule 12h-3(b)(1)(ii)     [ ]
         Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(2)(i)      [ ]
         Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(ii)     [ ]
         Rule 12g-4(a)(2)(ii)   [ ]    Rule 15d-6               [ ]
         Rule 12h-3(b)(1)(i)    [x]

Approximate  number of holders of record as of the certification or notice date:
  0
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Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
Registrant has caused this certification /notice to be signed on its behalf by the undersigned duly authorized person.


                                 I.R.E. PENSION INVESTORS, LTD.
                                 -------------------------------
                                            Registrant
                                 By:  I.R.E. Pension Advisors Corp.,
                                      Managing General Partner
December 26, 1996
                                 By:   /s/  Glen R. Gilbert
                                       ----------------------------
                                       Glen R. Gilbert, Senior Vice President